                            ASSET PURCHASE AGREEMENT

                                 by and between

                          A-1 CELLULAR OF TEXAS, L.P.
                                   ("SELLER")

                                      and

                        DOBSON CELLULAR OF NAVARRO, INC.
                                 ("PURCHASER")


                         DATED AS OF SEPTEMBER 2, 1998

                               TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II - DESCRIPTION OF ASSETS; EXCLUDED ASSETS. . . . . . . . . . . . . 2

SECTION 2.01.  ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
SECTION 2.02.  EXCLUDED ASSETS . . . . . . . . . . . . . . . . . . . . . . . 3
SECTION 2.03.  PURCHASER'S ACKNOWLEDGMENT. . . . . . . . . . . . . . . . . . 3

ARTICLE III - ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . . 3

ARTICLE IV - INSTRUMENTS OF TRANSFER AND ASSUMPTION. . . . . . . . . . . . . 4

SECTION 4.01.  TRANSFER DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . 4
SECTION 4.02.  ASSUMPTION DOCUMENTS. . . . . . . . . . . . . . . . . . . . . 4

ARTICLE V - PURCHASE PRICE; ALLOCATION . . . . . . . . . . . . . . . . . . . 4

SECTION 5.01.  PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . 4
SECTION 5.02.  DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
SECTION 5.03.  PAYMENT OF PURCHASE PRICE . . . . . . . . . . . . . . . . . . 5
SECTION 5.04.  ALLOCATION OF PURCHASE PRICE. . . . . . . . . . . . . . . . . 5

ARTICLE VI - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 6.01.  PRIMARY CLOSING . . . . . . . . . . . . . . . . . . . . . . . 6
SECTION 6.02.  FINAL CLOSING . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE VII - SELLER'S REPRESENTATIONS . . . . . . . . . . . . . . . . . . . 6

SECTION 7.01.  ORGANIZATION; QUALIFICATION; PARTNERS . . . . . . . . . . . . 6
SECTION 7.02.  CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY
               OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 7
SECTION 7.03.  TITLE TO ASSETS; LIABILITIES, CONDITION OF ASSETS . . . . . . 7
SECTION 7.04.  REAL PROPERTY - OWNED . . . . . . . . . . . . . . . . . . . . 7
SECTION 7.05.  REAL AND PERSONAL PROPERTY - LEASED . . . . . . . . . . . . . 7
SECTION 7.06.  EXISTING CONTRACTS. . . . . . . . . . . . . . . . . . . . . . 8
SECTION 7.07.  GOVERNMENTAL LICENSES . . . . . . . . . . . . . . . . . . . . 8
SECTION 7.08.  COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . . 9
SECTION 7.09.  NO VIOLATION OF EXISTING AGREEMENTS . . . . . . . . . . . . . 9
SECTION 7.10.  LITIGATION AND LEGAL PROCEEDINGS. . . . . . . . . . . . . . . 9
SECTION 7.11.  ENVIRONMENTAL COMPLIANCE. . . . . . . . . . . . . . . . . . . 9
SECTION 7.12.  LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . .10
SECTION 7.13.  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . .10
SECTION 7.14.  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .10
SECTION 7.15.  SUBSCRIBERS . . . . . . . . . . . . . . . . . . . . . . . . .11
SECTION 7.16.  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .11
SECTION 7.17.  BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . .11
SECTION 7.18.  HART-SCOTT-RODINO . . . . . . . . . . . . . . . . . . . . . .11

ARTICLE VIII - PURCHASER'S REPRESENTATIONS . . . . . . . . . . . . . . . . .11

SECTION 8.01.  ORGANIZATION; QUALIFICATION . . . . . . . . . . . . . . . . .11
SECTION 8.02.  CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF
               AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .11
SECTION 8.03.  LITIGATION AND LEGAL PROCEEDINGS. . . . . . . . . . . . . . .12
SECTION 8.04.  BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . .12

ARTICLE IX - SELLER'S AND PURCHASER'S AFFIRMATIVE COVENANTS. . . . . . . . .12

SECTION 9.01.  MANAGEMENT AGREEMENT. . . . . . . . . . . . . . . . . . . . .12
SECTION 9.02   ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
SECTION 9.03.  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . .12
SECTION 9.04.  GOVERNMENTAL APPROVALS. . . . . . . . . . . . . . . . . . . .13
SECTION 9.05.  THIRD PARTY CONSENTS; CLOSING CONDITIONS. . . . . . . . . . .14
SECTION 9.06.  ENVIRONMENTAL REVIEW. . . . . . . . . . . . . . . . . . . . .14
SECTION 9.07.  NO SHOPPING . . . . . . . . . . . . . . . . . . . . . . . . .14
SECTION 9.08.  SUPPLEMENTAL DISCLOSURE . . . . . . . . . . . . . . . . . . .15
SECTION 9.09.  LITIGATION MATTERS. . . . . . . . . . . . . . . . . . . . . .15

ARTICLE X - CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO PRIMARY
            CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

SECTION 10.01.  ACCURACY OF REPRESENTATIONS AND WARRANTIES;
                PERFORMANCE OF THIS AGREEMENT. . . . . . . . . . . . . . . .15
SECTION 10.02.  CERTIFIED AUTHORIZATION. . . . . . . . . . . . . . . . . . .15
SECTION 10.03.  [INTENTIONALLY OMITTED . . . . . . . . . . . . . . . . . . .15
SECTION 10.04.  THIRD PARTY CONSENT; FCC GRANT . . . . . . . . . . . . . . .15
SECTION 10.05.  NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . .16
SECTION 10.06.  OPINION OF COUNSEL TO SELLER . . . . . . . . . . . . . . . .16
SECTION 10.08.  OPINIONS OF FCC  COUNSEL TO SELLER . . . . . . . . . . . . .16

ARTICLE XI - CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
             PRIMARY CLOSING . . . . . . . . . . . . . . . . . . . . . . . .16

SECTION 11.01.  ACCURACY OF REPRESENTATIONS AND WARRANTIES;
                PERFORMANCE OF THIS AGREEMENT. . . . . . . . . . . . . . . .16
SECTION 11.02.  DIRECTORS' RESOLUTIONS . . . . . . . . . . . . . . . . . . .16
SECTION 11.03.  INCUMBENCY CERTIFICATE . . . . . . . . . . . . . . . . . . .17
SECTION 11.04.  HART-SCOTT ACT . . . . . . . . . . . . . . . . . . . . . . .17
SECTION 11.05.  OPINION OF COUNSEL TO PURCHASER. . . . . . . . . . . . . . .17

ARTICLE XII - CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION AT FINAL
              CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .17

SECTION 12.01.  ACCURACY OF REPRESENTATIONS AND WARRANTIES;
                PERFORMANCE OF THIS AGREEMENT. . . . . . . . . . . . . . . .17
SECTION 12.02.  FCC FINAL ORDER. . . . . . . . . . . . . . . . . . . . . . .17
SECTION 12.03.  OPTION OF FCC COUNSEL TO SELLER. . . . . . . . . . . . . . .17

ARTICLE XIII - CASUALTY LOSSES . . . . . . . . . . . . . . . . . . . . . . .17

ARTICLE XIV - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .17

SECTION 14.01.  INDEMNIFICATION BY SELLER. . . . . . . . . . . . . . . . . .18
SECTION 14.02.  INDEMNIFICATION BY PURCHASER . . . . . . . . . . . . . . . .19
SECTION 14.03.  NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY . . . . . . . . . .19
SECTION 14.04.  PURCHASE ESCROW AGREEMENT. . . . . . . . . . . . . . . . . .20
SECTION 14.05.  LIMITATIONS. . . . . . . . . . . . . . . . . . . . . . . . .20

ARTICLE XV - CONFIDENTIALITY AND PRESS RELEASES. . . . . . . . . . . . . . .21

SECTION 15.01.  CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . .21
SECTION 15.02.  PRESS RELEASES . . . . . . . . . . . . . . . . . . . . . . .21
SECTION 15.03.  DISCLOSURES REQUIRED BY LAW. . . . . . . . . . . . . . . . .21

ARTICLE XVI - TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . .22

SECTION 16.01.  TERMINATION PRIOR TO FINAL CLOSING . . . . . . . . . . . . .22

ARTICLE XVII - BROKERS' FEES . . . . . . . . . . . . . . . . . . . . . . . .23

ARTICLE XVIII - CONSENT OF JURISDICTION, WAIVER OF JURY TRIAL. . . . . . . .23

ARTICLE XIX - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .23

SECTION 19.01.  ADDITIONAL INSTRUMENTS OF TRANSFER . . . . . . . . . . . . .23
SECTION 19.02.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . .24
SECTION 19.03.  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 19.04.  TRANSFER TAXES . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 19.05.  COLLECTION PROCEDURES. . . . . . . . . . . . . . . . . . . .25
SECTION 19.06.  SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . .25
SECTION 19.07.  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 19.08.  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 19.09.  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . .26
SECTION 19.10.  AMENDMENTS; WAIVERS. . . . . . . . . . . . . . . . . . . . .26
SECTION 19.12.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . .26
SECTION 19.13.  THIRD PARTIES. . . . . . . . . . . . . . . . . . . . . . . .26
SECTION 19.14.  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . .26
SECTION 19.15.  SECTION HEADINGS . . . . . . . . . . . . . . . . . . . . . .26
SECTION 19.16.  INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . .26
SECTION 19.17.  FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . .26
SECTION 19.18.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . .26
SECTION 19.19.  LIMITED RECOURSE TO PARTNERS . . . . . . . . . . . . . . . .27

                                DEFINED TERMS

     TERM                                                   SECTION CITE
     ----                                                   ------------
     Adjustment                                             5.05(b)
     Asserting Party                                        14.03
     Assets                                                 2.01
     Assumed Liabilities                                    Article III
     Assumption Agreement                                   4.02
     Authorizations                                         7.07
     AWS                                                    Recitals
     Bill of Sale                                           4.01
     Business                                               Recitals
     Cellular System                                        Recitals
     CERCLA                                                 7.11(b)
     Claims                                                 Article XIII
     Code                                                   7.13
     Controlled Group Member                                7.13
     Defending Party                                        14.03
     Defined Benefit Pension Plan                           7.13
     Deposit                                                5.02
     Deposit Escrow Agreement                               5.02
     Employee Benefit Plans                                 7.13
     Environmental Laws                                     7.11(c)
     ERISA                                                  7.13
     ERISA Affiliate                                        7.13
     Escrow Agent                                           5.02
     Escrowed Amount                                        5.03
     Excluded Assets                                        2.02(a)
     Existing Contracts                                     7.06
     FCC                                                    Recitals
     FCC Authorization                                      Recitals
     Final Closing                                          6.02
     Final Closing Date                                     6.02
     Final Order                                            6.02
     General Partner                                        Recitals
     Hart-Scott Act                                         9.06(b)
     Hazardous Substance                                    7.11(b)
     Indemnified Purchaser Parties                          14.01(a)
     Indemnity Escrow Amount                                5.03
     Independent Accountants                                5.05(c)
     Interest or Interests                                  9.07(a)
     Inventory                                              5.05(a)
     IOA                                                    Recitals
     Liens                                                  Article I

     Liquidated Damages Amount                              5.02
     Management Agreement                                   9.01
     Manager                                                Recitals
     Multiemployer Plan                                     7.13
     Non-Assumed Liabilities                                Article III
     Partners                                               Recitals
     Partnership                                            Recitals
     Permitted Liens                                        Article I
     Primary Closing                                        6.01
     Primary Closing Date                                   6.01
     Purchase Escrow Account                                5.03
     Purchase Escrow Agreement                              5.03
     Purchase Price                                         5.01
     Purchaser                                              Introduction
     RCLA                                                   7.11(b)
     RCRA                                                   7.11(b)
     RSA                                                    Recitals
     Risk Sharing Proceeding                                Article III
     Seller                                                 Introduction
     Seller's Estimate                                      5.05(c)
     Third Party Claim                                      14.03

SCHEDULES

1              Permitted Liens

2.01(a)        Contracts and Licenses

2.01(f)        Intangible Personal Property

2.01(g)        Property Acquired Prior to Primary Closing

2.02           Excluded Assets

7.01(a)        Organizational Documents

7.01(b)        Partners' Names

7.03           Liens

7.05(a)        Leased Real Property

7.05(b)        Leased Personal Property

7.06           Existing Contracts

7.07           Governmental Licenses

7.08           Compliance with Laws

7.10           Litigation

7.14           Tax Matters

7.16           Insurance

7.17           Brokers

EXHIBITS

A.             Bill of Sale

B.             Assumption Agreement

C.             Deposit Escrow Agreement

D.             Purchase Escrow Agreement


                                      vi

E.             Management Agreement

F.             Opinion of Counsel for Seller

G-1            Opinion of FCC Counsel for Seller to be delivered at Primary
               Closing

G-2            Opinion of FCC Counsel for Seller to be delivered at Final
               Closing

H.             Opinion of Counsel for Purchaser

                             ASSET PURCHASE AGREEMENT


          THIS AGREEMENT is made and entered into as of the 2nd day of September, 1998 by and between A-1 CELLULAR OF TEXAS, L.P., a Delaware limited partnership ("Seller"), and DOBSON CELLULAR OF NAVARRO, INC., an Oklahoma corporation ("Purchaser").

                                 R E C I T A L S

          WHEREAS, Seller is the owner of that certain license (the "FCC Authorization") granted by the Federal Communications Commission (the "FCC") to provide non-wireline cellular telecommunications service in RSA 10 (the "RSA") #661, in Navarro, Texas (the "Cellular System");

          WHEREAS, Seller owns all rights to develop, construct, own and operate the Cellular System in the RSA (the "Business"), subject to AT&T Wireless Services, Inc.'s ("AWS") right to operate the Business under an Interim Operating Authority ("IOA") granted by the FCC;

          WHEREAS, A-1 Cellular of Texas, LLC, a Delaware limited liability company (the "General Partner"), owns a one percent general partnership interest in Seller, and A-1 Cellular Communications, a New Jersey general partnership (the "Partnership"), owns a 99 percent limited partnership interest in Seller and all of the membership interests in the General Partner;

          WHEREAS, the persons identified on Schedule 7.01(b) (the "Partners") own all of the interests in the Partnership;

          WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets of Seller relating to the Business, including assets acquired by Seller after the date hereof until the Primary Closing Date, all subject to the terms and conditions set forth herein; and

          WHEREAS, prior to the consummation of all of the transactions contemplated herein, the Business may be managed by DOC Cellular Subsidiary Company, Inc., an Oklahoma corporation which is the parent corporation of Purchaser ("Manager"), on behalf of Seller pursuant to the Management Agreement (as defined herein).

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

          Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller at the Primary Closing, all of Seller's right, title and interest in and to the Assets (as defined in Section 2.01 hereof), free and clear of all security interests, liens, pledges, charges, rights of third parties and encumbrances of every kind (collectively, "Liens") other than Permitted Liens. As used herein, the term "Permitted Liens" means (i) any Lien for taxes and assessments not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established and will be taken into account in any Adjustment, (ii) any Liens represented by easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar Liens which do not and will not individually or in the aggregate, materially interfere with the use by Seller or Purchaser of the property subject thereto or affected thereby, (iii) as to leaseholds, interests of the lessors thereof and Liens affecting the interests of such lessors and (iv) any Lien set forth on SCHEDULE 1 attached hereto.

                                    ARTICLE II
                      DESCRIPTION OF ASSETS; EXCLUDED ASSETS

          SECTION 2.01. ASSETS. The assets to be conveyed to Purchaser shall include all real and personal tangible and intangible assets, properties and business owned or used by Seller of whatever description, which relate in any way to the ownership, use or operation of the Business, including all property and rights acquired or obtained by Seller from the date hereof through the date of the Primary Closing, other than the assets excluded pursuant to Section 2.02 hereof (collectively, the "Assets"). Such Assets shall be free and clear of all Liens other than Permitted Liens. Such Assets shall include, without limitation (it being understood that Seller makes no representation or warranty as to the existence as of the date of this Agreement of any Assets of the kinds described in subsections (c) through (f)):

               (a) All licenses (including the FCC Authorization), leases, agreements, permits, authorizations, consents and other contracts, revenue sharing and like agreements, agreements for the reception or transmission of signals by microwave, easements, appurtenances, rights-of-way and construction permits; all right, title and interest, if any, in and to all streets, roads and public places, open or proposed; all agreements between Seller and suppliers, cellular telephone service companies and subscribers (including subscriber deposits), and all other similar rights and agreements (including so-called roaming agreements), which in any way may relate to or concern the operation by Seller of the Business, all as more particularly described on SCHEDULE 2.01(A) attached hereto;

               (b) All files of correspondence, lists, records and reports concerning (i) customers and prospective customers of the Business and (ii) all dealings with Federal, state and local regulatory agencies with respect to the Business, including, but not limited to, all reports filed by or on behalf of Seller with the FCC;

               (c) All towers, tower equipment, antennas, switching and cell site equipment and buildings, construction in progress, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets, if any, used in or relating to the Business, and all modifications, additions, restorations or replacements of the whole or any part thereof;

               (d) All interests in real property used in or relating to the Business;

               (e) All right, title and interest to engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes intended for use in connection with the Business;

               (f) All right, title and interest to intangible personal property used in or relating to the Business, including all rights, patents and copyrights used by Seller, and all of the rights of Seller associated therewith (including any and all applications, registrations, extensions and renewals thereof), and such rights, patents and copyrights as are described on SCHEDULE 2.01(f) attached hereto; and

               (g) Any of the tangible and intangible property of Seller which is acquired after the date hereof but prior to the Primary Closing and which will be set forth on SCHEDULE 2.01(g), as such Schedule shall be amended and supplemented from time to time through the Primary Closing.

          SECTION 2.02. EXCLUDED ASSETS. (a) The properties and assets described in SCHEDULE 2.02 attached hereto and in Section 2.02(b) of this Agreement shall be retained by Seller and shall not be sold, assigned or transferred to Purchaser (the "Excluded Assets").

               (b) Anything in this Agreement to the contrary notwithstanding, the Assets sold to Purchaser pursuant to the terms of this Agreement shall not include Seller's partnership records, books of account, cash, bank deposits and cash equivalents of Seller at the time of the Primary Closing.

          SECTION 2.03. PURCHASER'S ACKNOWLEDGMENT. Purchaser acknowledges that at the time of the execution of this Agreement, Seller's only assets are its FCC authorizations described herein and any rights it may have or hereafter acquire as provided in this Agreement in any agreements with AWS concerning the acquisition of AWS assets related to the RSA.

                                 ARTICLE III
                          ASSUMPTION OF LIABILITIES

          As of the Primary Closing, Purchaser shall assume and agree to perform and discharge the following as they become due for all periods from and after the date of the Primary Closing, to the extent not previously performed or discharged: (i) all obligations of Seller which accrue and are to be performed from and after the Primary Closing (x) under those permits, authorizations, licenses, leases, rights of way, easements and other agreements related to the Business listed on SCHEDULES 2.01(a) and 2.01(g),
(y) under those permits, authorizations, licenses, leases, rights of way, easements, subscriber and other agreements related to the Business which Manager in the name of Seller entered into, and all other liabilities incurred by

Manager on Seller's behalf, in accordance with the terms and conditions of the Management Agreement, and (z) under the AWS agreements referred to in
Section 2.03; and (ii) all other obligations of Seller entered into during the period from the date hereof to the Primary Closing by Seller and identified to and consented by Purchaser and specifically assumed by Purchaser at the Primary Closing (all of such permits, authorizations, licenses, leases, rights of way, easements and other agreements referred to in items (i) and (ii) being referred to hereinafter as the "Assumed Liabilities"). Purchaser shall not be liable for any liabilities, debts, contracts, agreements, including without limitation any contracts or agreements set forth on Schedule 2.02, or other obligations of Seller of any nature whatsoever other than the Assumed Liabilities and it is expressly understood that Purchaser shall not assume, and shall not be liable for any of Seller's expenses or obligations relating to or accruing by reason of the proceedings relating to the FCC Authorization in FCC CC Docket 91-142 (the "Risk Sharing Proceeding"), including any obligations relating to any settlement thereof (such other liabilities, debts, contracts, agreements or other obligations of Seller other than the Assumed Liabilities being referred to as the "Non-Assumed Liabilities").

                                  ARTICLE IV
                    INSTRUMENTS OF TRANSFER AND ASSUMPTION

          SECTION 4.01. TRANSFER DOCUMENTS. At the Primary Closing, Seller will deliver to Purchaser (a) a Bill of Sale in substantially the form attached hereto as EXHIBIT A (the "Bill of Sale"), (b) all such other good and sufficient instruments of sale, transfer and conveyance, in such form and including such matters as Purchaser shall reasonably request, as shall be effective to vest in Purchaser all of Seller's right and title to, and interest in, the Assets; and (c) all contracts and commitments, instruments, books and records (except as otherwise provided in Section 2.02 hereof) and other data relating to the Assets, business and operations of Seller.

          SECTION 4.02. ASSUMPTION DOCUMENTS. At the Primary Closing, Purchaser and Seller will execute and deliver an Assumption Agreement in substantially the form attached hereto as EXHIBIT B (the "Assumption Agreement") in order to effect the assumption of the Assumed Liabilities by Purchaser.

                                  ARTICLE V
                          PURCHASE PRICE; ALLOCATION

          SECTION 5.01. PURCHASE PRICE. The total purchase price for the Assets shall be Fifty-Five Million Dollars ($55,000,000) (the "Purchase Price").

          SECTION 5.02. DEPOSIT. Purchaser is depositing into escrow with PNC Bank, National Association (the "Escrow Agent") Three Million Dollars ($3,000,000) (the "Deposit") on the date hereof. The Deposit is being held and invested and will be disbursed pursuant to the terms of the Deposit Escrow Agreement, a copy of which is attached hereto as EXHIBIT C (the "Deposit Escrow Agreement"). If the Primary Closing occurs (i) the earnings on the Deposit shall be paid to Purchaser in accordance with the Deposit Escrow Agreement, and (ii) the Deposit shall be retained in the escrow account, such amount to be administered in accordance with the Purchase

Escrow Agreement (as defined below). If Seller terminates this Agreement in accordance with the provisions of Section 16.01(e) prior to the Primary Closing, and at the time of such termination neither Seller nor Manager is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or the Management Agreement (if then in effect) and the conditions set forth in Section 10.04 have been satisfied, then Seller shall be entitled to the Deposit as liquidated damages (the "Liquidated Damages Amount"), which Liquidated Damages Amount the parties agree is a fair and reasonable measure of the damages that Seller would sustain as a result of such termination. Notwithstanding anything else set forth in this Section 5.02, Seller's sole and exclusive recourse in the event Seller terminates this Agreement in accordance with the provisions of Section 16.01(e) prior to the Primary Closing, including as a result of Purchaser's or Manager's breach of its representations or obligations under this Agreement or the Management Agreement prior to the Primary Closing, shall be to receive the Deposit. If for any other reason the Primary Closing does not occur, then the Deposit and all earnings thereon shall be paid to Purchaser. All payments by the Escrow Agent shall be made in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement.

          SECTION 5.03. PAYMENT OF PURCHASE PRICE. On the Primary Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale of the Assets, Purchaser will pay the Purchase Price LESS the Deposit into an account (the "Purchase Escrow Account") maintained by the Escrow Agent, and such amount, along with the Deposit, will be held, invested and disbursed pursuant to the terms of the Purchase Escrow Agreement substantially in the form of EXHIBIT D attached hereto (the "Purchase Escrow Agreement"), whereupon the Deposit Escrow Agreement shall terminate. Seller shall be paid the earnings on amounts held pursuant to the Purchase Escrow Agreement on a monthly basis.
At Final Closing, an amount equal to the funds in the Purchase Escrow Account (the "Escrowed Amount") less the sum of (x) amounts held in respect of pending but unpaid claims by Purchaser for indemnification pursuant to
Section 14.01 and (y) $2,500,000 (such sum being referred to collectively as the "Indemnity Escrow Amount") will be paid to Seller from the Purchase Escrow Account at the Final Closing and the Indemnity Escrow Amount shall be held and released in accordance with the terms of the Purchase Escrow Agreement. In the event this Agreement is terminated after the Primary Closing for any reason under Article XVI of this Agreement, (i) the Escrowed Amount shall be released to Purchaser in accordance with the terms of the Purchase Escrow Agreement and (ii) Seller shall pay Purchaser the difference, if any, between the Purchase Price and the Escrowed Amount.

          SECTION 5.04.  ALLOCATION OF PURCHASE PRICE.  No later than five
(5) days before the Primary Closing, Purchaser and Seller in good faith shall determine an allocation of the Purchase Price in accordance with the respective fair market values of the Assets being purchased. Purchaser and Seller each further agree to file their income tax returns and their other tax returns reflecting the allocation as determined in this Section 5.04. If no agreement on an allocation of the Purchase Price is reached within thirty
(30) days of the Primary Closing, such allocation shall be determined by a nationally recognized appraisal firm mutually agreeable to Seller and Purchaser and the costs of such appraisal shall be borne equally by Seller and Purchaser.

                                   ARTICLE VI
                                    CLOSING

          SECTION 6.01. PRIMARY CLOSING. Subject to the terms and conditions hereof, the Primary Closing (the "Primary Closing") shall take place at the offices of Edwards & Angell, LLP, One BankBoston Plaza, Providence, Rhode Island 02903 a date designated by Purchaser that is within five (5) business days after the date on which the FCC has granted its consent to the assignment of the FCC Authorization from Seller to Purchaser and the other conditions precedent to the Primary Closing have been satisfied (the "Primary Closing Date").

          SECTION 6.02. FINAL CLOSING. Subject to the terms and conditions hereof, the Final Closing (the "Final Closing") shall take place at the offices of Edwards & Angell, LLP, One BankBoston Plaza, Providence, Rhode Island 02903 on a date designated by Purchaser that is within ten (10) business days after the later to occur of each of the following: (a) the date on which the FCC's approval of the assignment of the FCC Authorization from Seller to Purchaser has become a Final Order and (b) the date on which the FCC order in the Risk Sharing Proceeding granting the FCC Authorization to Seller has become a Final Order (the "Final Closing Date"). For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

                                    ARTICLE VII
                              SELLER'S REPRESENTATIONS

          Seller hereby represents, warrants, covenants and agrees that:

          SECTION 7.01. ORGANIZATION; QUALIFICATION; PARTNERS. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. True and complete copies of the General Partner's Certificate of Formation and Limited Liability Company Operating Agreement and Seller's Partnership Agreement, each as amended to date, are attached as SCHEDULE 7.01(a) hereto. Seller has all power and authority to own and operate its properties and to carry on its business as now being conducted or proposed to be conducted by Seller and to carry out the transactions contemplated by this Agreement. Seller has the power and authority to execute and deliver and, subject to obtaining the FCC's approval to assign the FCC Authorization to Purchaser, perform its obligations under this Agreement and to undertake the transactions contemplated hereby. The General Partner and the Partnership are the owners of all the interests in Seller, the Partnership is the owner of all the interests in the General Partner, and all such interests are held by the General Partner and the Partnership free and clear of any and all Liens. A true and accurate list of the names of the Partners of the Partnership is set forth on SCHEDULE 7.01(b) attached hereto. Subject to the provisions of Section 19.08, nothing in this Section 7.01 shall preclude (1) the liquidation of Seller and the General Partner simultaneously with or after the Primary Closing, (2) the conversion of the Partnership to a limited liability company before or after the Primary Closing, or (3) the transfer by any Partner (or any member of a successor limited liability company) of all or part of his interest in the Partnership (or such successor) before or after the Primary Closing.

          SECTION 7.02. CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Seller and the transfer of the Assets to Purchaser have been duly and validly authorized and approved by all necessary partnership action of Seller, limited liability company action of the General Partner, and partnership action of the Partnership. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          SECTION 7.03. TITLE TO ASSETS; LIABILITIES, CONDITION OF ASSETS. Except as set forth on SCHEDULE 7.03 attached hereto, Seller has full power, right and authority to sell and convey the Assets to Purchaser. Seller has, and at the Primary Closing will transfer and convey to Purchaser, good and marketable title to the Assets, free and clear of all Liens other than Permitted Liens. All Liens on the Assets in effect on the date hereof are listed on SCHEDULE 7.03 hereto and all such Liens, other than Permitted Liens, will be discharged at the Primary Closing. Seller does not have any liabilities which would be required to be disclosed on a balance sheet prepared in accordance with GAAP. The tangible property, if any, included among the Assets as of the date hereof are in good working order and repair, reasonable wear and tear excepted. The Assets, together with the assets owned or used by AWS in connection with its provision of cellular services in the RSA, constitute all of the assets used or useful by Seller in connection with the operation of the Business. Neither the Partnership nor any Partner owns, leases or has any rights in any property, license or other assets related to the Business. The Assets, together with the assets owned or used by AWS in connection with its provision of cellular services in the RSA, are in all material respect technically sufficient and capable of providing cellular telephone service in the RSA for which Seller is licensed in accordance with applicable FCC regulations.

          SECTION 7.04. REAL PROPERTY - OWNED. Seller does not own any real property or interests in real property in fee simple.

          SECTION 7.05.  REAL AND PERSONAL PROPERTY - LEASED.  Set forth on
SCHEDULE 7.05(a) (in the case of real property) and SCHEDULE 7.05(b) (in the case of personal property), are true and accurate descriptions of all real and personal property leased by Seller and used or useful in the ownership or operation of the Assets and the Business setting forth (i) the name of the lessor and (ii) a description of the property leased. Such leases are in full force and effect, and will be free and clear of all liens and encumbrances at the Primary Closing other than Permitted Liens.

          SECTION 7.06. EXISTING CONTRACTS. Set forth on SCHEDULE 7.06 attached hereto are all agreements, contracts commitments, options, Liens, licenses, mortgages and other security interests, promises and understandings (written or oral) to which Seller is a party or by which any of the Assets and/or the operation of the Business are bound (the "Existing Contracts").
No Partner or any person or entity (other than Seller) controlled or affiliated with any Partner has any contractual relationship relating to the ownership of the Assets or operation of the Business. Seller has heretofore delivered to Purchaser true and correct copies of the Existing Contracts. Seller has no knowledge of any breach or anticipated breach by the other parties to any Existing Contracts that would have a material adverse effect on the Business, the Assets or Seller's ability to perform its obligations under this Agreement (a "Material Adverse Effect"). The Existing Contracts are in full force and effect and Seller is in compliance with the terms of such Existing Contracts except for matters that would not have a Material Adverse Effect. Except for the Existing Contracts, neither Seller nor the Partnership has entered into any other agreements relating to the ownership of the Assets or the operation of the Business, including, but not limited to, rights-of-way, rights of entry, licenses, easements, leases (real property or equipment), or guaranty agreements. Seller is not aware of any claims by third parties that Seller is required to enter into such other agreements to enable it to continue owning the Assets and operating the Business as it is presently being operated.

          SECTION 7.07. GOVERNMENTAL LICENSES. Seller holds all necessary licenses including without limitation the FCC Authorization, consents, permits, approvals and authorizations of public or governmental bodies including, without limitation, the FCC and the state, counties and municipalities served by the Business, which are required in connection with the ownership of the Assets and which are required for the provision of cellular services in the RSA in connection with applicable FCC regulations (collectively referred to as the "Authorizations"). All Authorizations are in full force and effect. Seller and the Partnership have complied in all material respects with the terms of the Authorizations and there are no pending modifications, amendments or revocations of the Authorizations which would materially and adversely affect the ownership of the Assets or the operation of the Business. All fees of Seller and the Partnership due and payable to governmental authorities pursuant to the Authorizations have been paid and subject to the outcome of the Risk Sharing Proceeding, no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation or modification of the Authorizations. All reports required of Seller and the Partnership to be filed in connection with the Authorizations have been timely filed and are accurate and complete in all material respects. Neither Seller nor the Partnership has engaged in any course of conduct that could reasonably be expected to impair the ability of Seller to be the holder of the Authorizations and is not aware of any reason why the Authorizations might not be renewed in the ordinary course, why any of the Authorizations might be revoked, or why any pending applications or notifications might not be approved. True and correct copies of the Authorizations, and all amendments thereto to the date hereof, have been delivered by Seller to Purchaser and are identified on SCHEDULE 7.07 attached hereto. The ownership of the Assets and the operation of the Business by Seller is not subject to regulation or supervision by any applicable state public utilities commission or other similar state governmental instrumentality.

          SECTION 7.08.  COMPLIANCE WITH LAWS.  Except as set forth on
SCHEDULE 7.08 attached hereto, Seller is currently complying in all material respects with and it and the Partnership have so complied with, and is not in default in any material respect under or in violation of, and neither the Business nor any of the Assets nor the operation or maintenance thereof, contravenes in any material respect any statute, law (including environmental or employment laws), ordinance, decree, order, rule or regulation of any governmental body applicable to the Assets or the Business, including, without limitation, rules and regulations of the FCC.

          SECTION 7.09. NO VIOLATION OF EXISTING AGREEMENTS. The execution, delivery and performance of this Agreement by Seller will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contracts in any respect that would have a Material Adverse Effect. The execution, delivery and performance of this Agreement by Seller will not result in the creation of any Lien upon the Assets or the Business.

          SECTION 7.10. LITIGATION AND LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 7.10 attached hereto, there is no outstanding judgment against Seller, the General Partner, the Partnership, or any Partner and there is no litigation, proceeding or investigation pending, or, to Seller's knowledge, threatened, against Seller, the General Partner, the Partnership, any Partner or the Business or the Assets or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. Except as set forth on SCHEDULE 7.10, there are no proceedings pending to which Seller, the General Partner, the Partnership or any Partner is a party or, to Seller's knowledge, threatened, nor any demands by any governmental agency, utility or other party, to terminate, modify or adversely change the terms and conditions of Seller's rights with respect to the Authorizations or Existing Contracts whereby such termination or modification would result in a Material Adverse Effect on the Business or the Assets. The pendency of the Risk Sharing Proceeding (including any related appeals or other further proceedings) will not constitute a breach of any representation or warranty contained in this Agreement, whether or not such representation or warranty is expressly qualified by reference to the Risk Sharing Proceeding.

          SECTION 7.11. ENVIRONMENTAL COMPLIANCE. (a)(i) Neither Seller nor the Partnership has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to the Assets or the Business in violation of any Environmental Laws (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the ownership of the Assets, the conduct of the Business or the use of any property or facility which relates to the ownership of the Assets, the Business, or any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (iii) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located at any facility of Seller relating to the Business in violation of any Environmental Laws; and (iv) any Hazardous Substance handled or dealt with in any way with respect to the Assets or the Business by Seller or the Partnership, or during Seller's or the Partnership's ownership of the Assets or the Business, has been and is being handled or dealt with in compliance with any Environmental Laws.

               (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined at any time by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law.

               (c) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental authorities, including the FCC, and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          SECTION 7.12.  LABOR MATTERS.  Seller has no employees.

          SECTION 7.13. EMPLOYEE BENEFITS. Seller has no Employee Benefit Plans in which any one or more Partners participate or are eligible to participate as of the date hereof and is not a party to any employment contract. The term "Employee Benefit Plans" means all employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No Partner or employee of Seller participates or is eligible to participate in a "defined benefit pension plan" as defined in Section 3(35) of ERISA, maintained or made available by Seller. Neither Seller nor any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, a plan under which any employee of Seller participates or is eligible to participate subject to
Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with Seller pursuant to Section 414(b), (c), (m) or (o) of the Code. Neither Seller nor any ERISA Affiliate has participated in or made contributions to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. The term "ERISA Affiliate" means each trade or business (whether or not incorporated) which is, or was at any relevant time, treated as a single employer with Seller pursuant to Section 4001(b)(1) of ERISA.

          SECTION 7.14. TAX MATTERS. Except as disclosed on SCHEDULE 7.14 attached hereto, Seller has timely filed all federal, state, county and local tax returns required to be filed as of the date hereof and will file all such returns required to be filed from the date hereof to the Primary Closing, and has paid and will pay all taxes due and owing for all such periods. There are no suits, actions, claims, investigations, inquiries or proceedings pending or, to Seller's knowledge, threatened against Seller or the Partnership in respect of any taxes, interest, assessments, governmental charges or penalties.

          SECTION 7.15. SUBSCRIBERS. As of the date hereof, the Business does not have any subscribers.

          SECTION 7.16. INSURANCE. Attached hereto as SCHEDULE 7.16 is an accurate and complete list in all material respects of all insurance policies, bonds and letters of credit which relate in any way to the ownership, use or operation of the Assets and the Business.

          SECTION 7.17. BROKERS. Except as set forth on SCHEDULE 7.17 attached hereto, neither Seller, the General Partner nor the Partnership has engaged any agent, broker or other person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

          SECTION 7.18. HART-SCOTT-RODINO. Seller does not meet the "size of person test" for an acquired person under the Hart-Scott-Rodino Antitrust Improvements Act, since Seller's ultimate parent entity and all entities that its ultimate parent entity controls do not meet the financial thresholds set forth in 16 C.F.R. Part 801.

                                  ARTICLE VIII
                          PURCHASER'S REPRESENTATIONS

          Purchaser hereby represents, warrants, covenants and agrees that:

          SECTION 8.01. ORGANIZATION; QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) carry out the transactions contemplated by this Agreement and to own and operate the Assets and the Business, subject to obtaining all necessary consents required for the transfer by Seller of the Assets.

          SECTION 8.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary corporate action. Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

          SECTION 8.03. LITIGATION AND LEGAL PROCEEDINGS. There is no outstanding judgment against Purchaser and there is no litigation, proceeding or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser or its assets which individually or in the aggregate would, if adversely determined, result in a material adverse change in the business condition (financial or otherwise), properties, prospects or assets of Purchaser or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by Purchaser.

          SECTION 8.04. BROKERS. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

                                   ARTICLE IX
                 SELLER'S AND PURCHASER'S AFFIRMATIVE COVENANTS

          SECTION 9.01. MANAGEMENT AGREEMENT. Simultaneously with the execution of this Agreement, Manager and Seller shall enter into a Management Agreement in the form attached hereto as EXHIBIT E (the "Management Agreement") pursuant to which Manager shall provide management services to Seller from October 1, 1998 to the Primary Closing Date in connection with the operation of the Business.

          SECTION 9.02 ACCESS. Seller shall give Purchaser and its counsel, accountants and other representatives access during normal business hours to inspect all of the properties, books and records of Seller as they pertain to the Assets and the Business, wherever located, and furnish Purchaser with such available and existing documentation concerning the Assets and the Business as Purchaser may reasonably request. Seller shall also provide Purchaser with access to, and shall (to the extent required) consent to disclosure by AWS to Purchaser of, any information within Seller's custody of control pertaining to AWS's operation of the Business under the IOA granted by the FCC.

          SECTION 9.03. CONDUCT OF BUSINESS. From the date hereof until the Primary Closing Seller shall:

               (a) Use its best efforts to preserve intact the Assets and the Business, including, but not limited to, maintaining in effect casualty and liability insurance coverage on the Assets and the Business customary in the industry for similar cellular telephone businesses, complying in all material respects with applicable Federal, state and local laws, rules and regulations and pertinent provisions of all Existing Contracts and Authorizations;

               (b) Use all reasonable efforts to preserve the goodwill of the customers, suppliers and others having business relations with it;

               (c) Not sell, transfer, convey or otherwise dispose of the Assets without the prior written consent of Purchaser or pledge or otherwise encumber any of the Assets without the prior written consent of Purchaser;

               (d) Not make any distribution of any Assets to any of its Partners or any affiliate of any of its Partners;

               (e) Not hire any employees without Purchaser's prior written consent;

               (f) Maintain its books and records in accordance with prior practice;

               (g) Provide to the Purchaser, concurrently with filing thereof, copies of all reports to and other filings with the FCC and any other governmental agency;

               (h) Not permit the FCC Authorization to expire or to be surrendered or voluntarily modified in a manner materially adverse to the Business, or take any action which would reasonably be expected to cause the FCC Authorization or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under the FCC Authorization; or fail to prosecute with due diligence any pending applications to any governmental authority;

               (i) Notify Purchaser in writing promptly after learning of the institution or threat of any material action against Seller in any court, or any action against Seller before the FCC or any other governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Assets or the Business; and

               (j) pay or cause to be paid or provide for all taxes of or relating to Seller, the Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Primary Closing Date.

               Actions taken or omitted on Seller's behalf by Manager under the Management Agreement will not constitute a breach of this covenant.

          SECTION 9.04. GOVERNMENTAL APPROVALS. (a) Purchaser will fully cooperate with Seller and do all things that are commercially reasonable to assist Seller to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Authorizations (including without limitation, the FCC Authorization), including the furnishing of financial and other information specifically with respect to Purchaser reasonably required by the person whose consent or approval is being sought. Seller shall provide adequate prior written notice to Purchaser of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Purchaser shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. Seller hereby agrees to file the necessary Form 490 with the FCC transferring or assigning control of the FCC Authorization to Purchaser and diligently pursue the processing of the assignment of the FCC Authorization to

Purchaser and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within five business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement.

               (b) Purchaser and Seller shall share equally all fees relating to filings made pursuant to this Section 9.04.

          SECTION 9.05. THIRD PARTY CONSENTS; CLOSING CONDITIONS. (a) Each of Purchaser and Seller covenants and agrees that each of them will reasonably cooperate with each other, and Purchaser will do all things reasonably necessary to assist Seller to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Assets, including the furnishing of financial and other information specifically with respect to Purchaser or Seller, as the case may be, reasonably required by the person whose consent or approval is being sought. Notwithstanding the foregoing, to the extent that any of the Assets to be sold, assigned, transferred or conveyed to Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom (individually, an "Interest" and collectively, the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), and such approval, consent or waiver has not been obtained, or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof, and such approval, consent or waiver has not been obtained, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof; provided Seller shall use its best efforts to provide Purchaser the benefits of any such Interest as provided in Section 19.01(b). Each of Purchaser and Seller shall use all reasonable efforts to consummate the transactions contemplated hereby.

               (b) Purchaser and Seller hereby covenant and agree to use all reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to Purchaser in Article XI hereof and Seller in Article X hereof prior to the Primary Closing Date.

          SECTION 9.06. ENVIRONMENTAL REVIEW. Purchaser may, at its own expense, cause an environmental review to be performed by an independent consulting firm of good reputation in the industry on the leased real property listed on the Schedules hereto to determine compliance with the Environmental Laws.

          SECTION 9.07. NO SHOPPING. Seller and the Partners and any of their respective affiliates, advisors or representatives shall not directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger, sale of all or substantially all of the assets, acquisition of Seller's partnership interests, or any similar transaction involving Seller.

          SECTION 9.08. SUPPLEMENTAL DISCLOSURE. Seller shall promptly from time to time prior to the Primary Closing Date and Final Closing Date supplement in writing the Schedules hereto with respect to any matter hereafter arising (other than matters arising as a result of Manager's actions under the Management Agreement) that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of Seller made in this Agreement unless Purchaser waives any such breach in writing to Seller.

          SECTION 9.09. LITIGATION MATTERS. Seller and Purchaser agree that any and all costs of litigation and other proceedings pertaining to the FCC Authorization, including but not limited to the Risk Sharing Proceeding shall be the responsibility of Seller, and that Seller shall control the defense of the Risk Sharing Proceeding, subject to Purchaser's right to assist in the defense. Seller and Purchaser agree to cooperate in good faith in defending the Risk Sharing Proceeding, but Seller shall have the right to settle the Risk Sharing Proceeding without the prior written consent of Purchaser, provided Seller bears the entire economic consequence of any such settlement.

                                   ARTICLE X
               CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO
                                PRIMARY CLOSING

          The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Primary Closing of each of the following conditions:

          SECTION 10.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Seller contained in this Agreement shall be true and correct at and as of the Closing in all material respects, except as they may have been affected by Manager's actions under the Management Agreement. Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Primary Closing. Purchaser shall have been furnished with a certificate or certificates of a duly authorized representative of Seller, dated as of the Primary Closing, certifying to the fulfillment of the foregoing conditions.

          SECTION 10.02. CERTIFIED AUTHORIZATION. Seller shall deliver to Purchaser a copy of the approval required in order to authorize Seller's execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by a duly authorized representative of Seller.

          SECTION 10.03.  [Intentionally Omitted] ..

          SECTION 10.04. THIRD PARTY CONSENT; FCC GRANT. Seller shall have delivered to Purchaser such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Purchaser) as are necessary to transfer to Purchaser without modification thereof, as of the Primary Closing, the Assets and the Authorizations. Prior to the Primary Closing, the FCC shall have granted its consent to the transfer and assignment of the FCC Authorization to Purchaser without any conditions which Purchaser determines, in its sole discretion, to be materially adverse.

          SECTION 10.05. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, assets, business, properties or prospects of the Cellular System, whether owned or operated by Seller or AWS, from April 3, 1998 to the Primary Closing, other than as a result of actions or omissions by Manager under the Management Agreement.

          SECTION 10.06. OPINION OF COUNSEL TO SELLER. Purchaser shall have been furnished with an opinion of Drinker Biddle & Reath LLP, counsel to Seller, dated as of the Primary Closing and addressed to Purchaser and to any financial institution designated by Purchaser in substantially the form of EXHIBIT F hereto.

          SECTION 10.07. OPINION OF FCC COUNSEL TO SELLER. Purchaser shall have been furnished with an opinion of Drinker Biddle & Reath LLP, FCC counsel for Seller, dated as of the Primary Closing and addressed to Purchaser and to any financial institution designated by Purchaser in substantially the form of EXHIBIT G-1 attached hereto. Purchaser shall also have been furnished with reasonable written assurance from counsel to Seller that the consent of the Texas Public Utilities Commission is not necessary to consummate the transaction contemplated hereby.

                                  ARTICLE XI
                CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
                               PRIMARY CLOSING

          The obligations of Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Primary Closing of each of the following conditions:

          SECTION 11.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Primary Closing. Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Primary Closing. Seller shall have been furnished with a certificate of an officer of Purchaser, dated as of the Primary Closing, certifying to the fulfillment of the foregoing conditions.

          SECTION 11.02. DIRECTORS' RESOLUTIONS. Purchaser shall deliver to Seller copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

          SECTION 11.03. INCUMBENCY CERTIFICATE. Seller shall have received a certificate of the secretary or an assistant secretary of Purchaser, certifying as to the genuineness of the signatures of representatives of Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

          SECTION 11.04. FCC CONSENT. The FCC shall have granted its consent to the assignment of the FCC Authorization from Seller to Purchaser.

          SECTION 11.05. OPINION OF COUNSEL TO PURCHASER. Seller shall have been furnished with an opinion of Edwards & Angell, LLP, counsel to Purchaser, dated as of the Primary Closing and addressed to Seller in substantially the form of EXHIBIT H hereto.

                                  ARTICLE XII
        CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION AT FINAL CLOSING

          The obligations of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Final Closing of each of the following conditions:

          SECTION 12.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects at and as of the Final Closing, except as they have been affected by Purchaser's actions. Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Final Closing. Purchaser shall have been furnished with a certificate of a duly authorized representative of Seller, dated as of the Final Closing, certifying to the fulfillment of the foregoing conditions.

          SECTION 12.02. FCC FINAL ORDER. Each of (i) the FCC order consenting to the assignment of the FCC Authorization from Seller to Purchaser and (ii) the FCC order granting the FCC Authorization to Seller in the Risk Sharing Proceeding shall have become a Final Order, in each instance without any conditions which the Purchaser shall have determined, in its sole discretion, to be materially adverse to its ability to operate a cellular system in the RSA.

          SECTION 12.03. OPTION OF FCC COUNSEL TO SELLER. Purchaser shall have been furnished an opinion of Drinker Biddle & Reath LLP, FCC counsel for Seller, dated as of the Final Closing and addressed to Purchaser and any financial institution designated by Purchaser in substantially the form of EXHIBIT G-2 attached hereto.

                                  ARTICLE XIII
                                CASUALTY LOSSES

          In the event that there shall have been suffered between the date hereof and the Primary Closing any casualty loss relating to the Assets or the Business which does not materially and adversely affect the Business, then at the Primary Closing all claims to insurance proceeds or other rights of Seller against third parties arising from such casualty loss (the "Claims") shall (to the extent assignable) be separately assigned by Seller to Purchaser. To the extent any Claim is not assignable, such claim may be pursued by Purchaser, for its own account and benefit, in the name of Seller.

                                  ARTICLE XIV
                                INDEMNIFICATION

          SECTION 14.01. INDEMNIFICATION BY SELLER. (a) Notwithstanding the Primary Closing or Final Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, but subject to the terms of this Article XIV Seller agrees to indemnify and to hold Purchaser, its shareholders, officers, directors, and employees (the "Indemnified Purchaser Parties") harmless from and against and in respect of any losses (including lost revenues), damages, costs, expenses (including costs of investigations and reasonable attorney fees), suits, demands, judgments and diminutions in value suffered or incurred (each a "Loss" and collectively "Losses") by Purchaser arising from or related to:

               (i) Any and all Non-Assumed Liabilities, whether or not known or asserted at or prior to the Primary Closing, relating to or arising from the ownership, operation, control or sale of the Assets or the Business, or any other state of facts which existed at or prior to the Primary Closing;

               (ii) Any liability, debt, obligation, tax, claim or demand relating to the FCC Authorization or any application therefor, including without limitation, any fines or forfeitures imposed or threatened to be imposed by the FCC, prior to the Final Closing;

               (iii) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, the Schedules or Exhibits hereto, the Management Agreement including the Exhibits thereto, the Bill of Sale, the Assumption Agreement, the Deposit Escrow Agreement, the Purchase Escrow Agreement or in any closing certificate delivered by Seller to Purchaser pursuant to Article XI hereof; and

               (iv) All costs and expenses (including reasonable attorneys' fees) incurred by any Indemnified Purchaser Party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters such Indemnified Purchaser Party is indemnified against by Seller in this Agreement.

          (b) In addition and subject to the terms of this Article XIV, Seller shall indemnify the Indemnified Purchaser Parties against and hold them harmless from any and all Losses which they may incur by reason of the failure (if any) of Seller to comply with the Bulk Transfers Article of the Uniform Commercial Code of any state.

          SECTION 14.02. INDEMNIFICATION BY PURCHASER. Notwithstanding the Primary Closing or Final Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, but subject to the terms of this Article XIV, Purchaser agrees to indemnify and to hold Seller, the General Partner, the Partnership and the Partners harmless from and against and in respect of any Losses incurred by Seller and its Partners arising from or related to:

               (i) All liabilities and obligations of Purchaser, and all claims and demands made in respect thereof relating to or arising from, Purchaser's ownership, operation or control of the Assets or the Business after the Primary Closing, including on account of the Assumed Liabilities;

               (ii) Any liability, debt, obligation, tax, claim or demand relating to the FCC Authorization, including without limitation, any fines or forfeitures imposed or threatened to be imposed by the FCC, after the Final Closing;

               (iii) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Purchaser or Manager under this Agreement, the Schedules or Exhibits hereto, the Management Agreement including the Exhibits thereto, the Assumption Agreement, the Deposit Escrow Agreement, the Purchase Escrow Agreement or in any closing certificate delivered by Purchaser to Seller pursuant to Article XII hereof; and

               (iv) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller, the General Partner, the Partnership and the Partners in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Seller, the General Partner, the Partnership and the Partners are indemnified against by Purchaser in this Agreement.

          SECTION 14.03. NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY. A party claiming indemnification under this Article XIV (the "Asserting Party") must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification within the applicable Survival Period. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes the defense and control of the Third Party Claim pursuant to this Section 14.03, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume the defense of the Third Party Claim pursuant to this Section 14.03, the Asserting Party shall have the right (i) to control the defense thereof and (ii), if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 14.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article XIV.

          SECTION 14.04. PURCHASE ESCROW AGREEMENT. The obligation of Seller to indemnify Indemnified Purchaser Parties for Losses pursuant to this
Article XIV shall be secured by the funds held pursuant to the Purchase Escrow Agreement.

          SECTION 14.05. LIMITATIONS. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article XIV shall be subject to the following limitations:

               (a) No indemnification shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds $100,000 (the "Deductible"), and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed the Deductible; PROVIDED, HOWEVER, the Deductible shall not be applicable to (i) Seller's obligation to indemnify the Indemnified Purchaser Parties for Non-Assumed Liabilities, (ii) Purchaser's obligation to indemnify Seller, the General Partner, the Partnership and the Partners for Assumed Liabilities, (iii) Seller's obligation to indemnify the Indemnified Purchaser Parties pursuant to Section 14.01(b), (iv) a breach by Seller of its representations set forth in Section 7.02, the first and second sentences of
Section 7.03 and Section 7.14 or (v) Losses resulting from fraud.

               (b) All representations and warranties contained in this Agreement shall survive the Primary Closing until the second anniversary thereof; provided, however, that notwithstanding the foregoing, (x) the representations and warranties contained in Section 7.02, the first and second sentences of Section 7.03 and Section 8.02 shall survive the Primary Closing for an unlimited duration, (y) the representations and warranties contained in Sections 7.09 (as it may relate to Environmental Laws), 7.11 and
7.14 shall survive the Primary Closing until the expiration of the applicable statute of limitation, and (z) the representations and warranties contained in Section 7.07 shall in any event survive until the Final Closing (the applicable period of survival being referred to as the "Survival Period").
To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after the Survival Period for purposes of such claim until such claim is finally determined or settled. Each party shall be precluded from asserting claims against the other party after the applicable Survival Period.

               (c) Seller's liability to the Indemnified Purchaser Parties for indemnification pursuant to this Article XIV shall be limited to $2,500,000 and shall be satisfied only from the funds held pursuant to the Purchase Escrow Agreement.

                                   ARTICLE XV
                       CONFIDENTIALITY AND PRESS RELEASES

          SECTION 15.01. CONFIDENTIALITY. Each party shall hold in strict confidence all documents and information concerning the other and its business and properties and, if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in written form) shall immediately thereafter be returned to the party originally furnishing the same.

          SECTION 15.02. PRESS RELEASES. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Seller without the consent of the other subject to the provisions of Section 15.03, and Purchaser and Seller shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser or Seller, as the case may be, proposes to make such press release.

          SECTION 15.03. DISCLOSURES REQUIRED BY LAW. This Article XV shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit Seller, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, financing sources, investment bankers, parent company and broker/dealers such terms of this transaction and such of Seller's business and financial information as are reasonably necessary to be disclosed to them in connection with the Company's financing activities and other proper business purposes.

                                  ARTICLE XVI
                                  TERMINATION

          SECTION 16.01. TERMINATION PRIOR TO FINAL CLOSING. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice promptly given to the other party hereto, at any time prior to the Final Closing (excepted as noted):

               (a)  by mutual written consent of Seller and Purchaser;

               (b) by either Purchaser or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Assets to Purchaser (which Seller and Purchaser shall have used all reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

               (c) by Purchaser, but only prior to Primary Closing, if Seller shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement or the Management Agreement (if then in effect), and said breach is not cured within 10 business days after written notice of the breach is received by Seller;

               (d) by Purchaser, in the event that the FCC's order granting its consent to the assignment of the FCC Authorization to Purchaser is reversed, on reconsideration by the FCC or after judicial review, or in the event that Seller's rights in the FCC Authorization are revoked, denied or conditioned on such grounds that the value of the FCC Authorization is materially impaired, on reconsideration by the FCC or after judicial review, and in either event, Purchaser's right to operate the Cellular System pursuant to the FCC Authorization without materially adverse conditions is terminated;

               (e) by Seller, but only prior to Primary Closing, if Purchaser or Manager shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement or the Management Agreement (if then in effect), and said breach is not cured within 10 business days after written notice of the breach is received by Purchaser or Manager, as appropriate; or

               (f) by either Purchaser or Seller, effective on January 1, 2001, and on the first day of any calendar quarter thereafter, if (i) such party has provided ninety (90) days' written notice to the other party of such termination, (ii) the

          Primary Closing has not taken place at the time of termination, and
          (iii) the party seeking to terminate this Agreement is not then in material breach of any of its (or Manager's) representations, warranties, covenants or agreements set forth in this Agreement or the Management Agreement (if then in effect).

                                    ARTICLE XVII
                                   BROKERS' FEES

          Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIV hereof.

                                    ARTICLE XVIII
                     CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

          PURCHASER AND SELLER HEREBY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF TEXAS, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PURCHASER AND SELLER ALSO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT.

                                    ARTICLE XIX
                                   MISCELLANEOUS

          SECTION 19.01. ADDITIONAL INSTRUMENTS OF TRANSFER. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser all of Seller's right, title and interest in and to the Assets. Such efforts and assistance shall be without cost to any party.

          (b) Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to sell, assign, transfer or convey to Purchaser any of their rights and obligations in and to any Interest without first obtaining all necessary approvals, consents or waivers. To the extent any of the approvals, consents or waivers described in Section 10.04 have not been obtained by Seller as of the Primary Closing and Purchaser elects to proceed with the Primary Closing, Seller shall, for a period equal to the longer of six months after the Primary Closing, the Final Closing Date, or the remaining term of such Interest, use all reasonable efforts to (i) obtain the consent of any such third party; (ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits (including, without limitation, the payment to Purchaser of any monies received by Seller in connection therewith) of such Interest to Purchaser so long as Purchaser performs all obligations with respect to the Interest (and the payment of all expenses in connection therewith); and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Seller arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the request of Purchaser); PROVIDED, HOWEVER, that neither Purchaser nor Seller shall be obligated to pay any consideration or other sums therefor (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party from whom such approval, consent or waiver is requested.

          SECTION 19.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or mailed, registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

          (i)  If to Purchaser:

               c/o Dobson Communications Corporation
               13439 N. Broadway Extension
               Suite 200
               Oklahoma City, Oklahoma  73114
               Attention:  Everett Dobson
               Facsimile No.:  (405) 391-8515

               with a copy to:

               Edwards & Angell, LLP
               One BankBoston Plaza
               Providence, Rhode Island  02903
               Attention:  David K. Duffell, Esq.
               Facsimile No.: (401) 276-6602

          (ii) If to Seller:

               A-1 Cellular Communications
               648 Knollwood Terrace
               Westfield, New Jersey  07090
               Attention:  Frederick W. Ball
               Facsimile No.:  (212) 983-7499

               with a copy to:

               Drinker Biddle & Reath LLP
               1345 Chestnut Street
               Philadelphia, PA 19107
               Attention:  Michael B. Jordan, Esq.
               Facsimile No.: (215) 988-2757

          Notices delivered personally shall be effective upon delivery. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party giving such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

          SECTION 19.03. EXPENSES. Except as otherwise provided herein, each party shall bear its own expenses and costs, including the fees of any corporate or FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

          SECTION 19.04. TRANSFER TAXES. Seller shall pay any use, sales or transfer taxes imposed in connection with the sale and delivery of the Assets and rights acquired by Purchaser under this Agreement.

          SECTION 19.05. COLLECTION PROCEDURES. From and after the Primary Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of Seller any checks or drafts received on account of any such items.

          SECTION 19.06. SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event Seller shall fail to perform its obligations under the terms of this Agreement, money damages alone will not be adequate to compensate Purchaser. The parties, therefore, agree and acknowledge that in the event Seller fails to perform its obligations under this Agreement, Purchaser shall be entitled, in addition to any action for monetary damages, in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

          SECTION 19.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without application of principles of conflicts of law).

          SECTION 19.08. ASSIGNMENT. Except as provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by merger or other operation of law or otherwise) without the prior written consent of the other party, which consent will not be unreasonably withheld, except that (a) Purchaser shall have the right (i) at any time to assign its rights and obligations under this Agreement to another entity controlled by Dobson Communications Corporation, and (ii) after the Primary Closing, to assign its rights and obligations under this Agreement to any third party; and (b) Seller shall have the right, at or after the Primary Closing, to liquidate and in connection therewith to assign its duties and obligations to the Partnership or to a limited liability company that succeeds to the Partnership's assets and liabilities. A party shall provide prompt written notice to the other party of any such assignment.

          SECTION 19.09. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

          SECTION 19.10. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

          SECTION 19.12. ENTIRE AGREEMENT. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, including that certain letter agreement dated April 3, 1998, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

          SECTION 19.13. THIRD PARTIES. Except as set forth in Article XIV hereof, nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 19.14. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

          SECTION 19.15. SECTION HEADINGS. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          SECTION 19.16. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

          SECTION 19.17. FURTHER ASSURANCES. Seller agrees to provide to Purchaser from time to time any information that Seller possesses with respect to the operation of the Business and Assets prior to the Closing which Purchaser requests in the future in connection with Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

          SECTION 19.18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

          SECTION 19.19. LIMITED RECOURSE TO PARTNERS. Any liability of Seller under this Agreement shall be satisfied solely out of the assets of Seller and the General Partner, and neither the Partnership nor any Partner shall have any liability under this Agreement.

              [The rest of this page is left blank intentionally.]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                              SELLER:

                              A-1 CELLULAR OF TEXAS, L.P.

                              By:  A-1 CELLULAR OF TEXAS, LLC, General Partner

                              By:  A-1 CELLULAR COMMUNICATIONS, Sole Member


                              By:  /s/ Frederick W. Ball
                                 ---------------------------------------------
                                                           , a General Partner


                              PURCHASER:

                              DOBSON CELLULAR OF NAVARRO, INC.


                              By:  /s/ Everett Dobson
                                 ---------------------------------------------
                                   Name:
                                   Title: